UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2014

FRANKLIN FINANCIAL NETWORK, INC.

(Exact name of registrant as specified in charter)

Tennessee	333-193951	20-8839445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

722 Columbia Avenue, Franklin, Tennessee 37064

(Address of Principal Executive Offices)

615-236-2265

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a)	Franklin Financial Network, Inc. (the “Company”) held its annual meeting of shareholders on Tuesday, June 24, 2014.

(b)	At the annual meeting, the Company’s shareholders voted on five proposals. A brief description of and tabulation of votes for each proposal are set forth below.

Proposal 1. The Company’s shareholders approved and adopted the Agreement and Plan of Reorganization and Bank Merger, dated as of November 21, 2013, by and between MidSouth Bank, the Company, and Franklin Synergy Bank (the “Merger Agreement”), and the issuance of shares of the Company’s common stock as merger consideration as contemplated by the Merger Agreement. There were 17,819 broker non-votes with respect to the proposal.

For	Against	Abstain
3,121,332	0	0

Proposal 2. The Company’s shareholders elected the following directors for a term of one year. There were 17,819 broker non-votes per director with respect to the proposal.

Nominee	For	Withheld
Henry W. Brockman, Jr.	3,109,605	11,727
James W. Cross, IV Richard E. Herrington	3,105,855 3,119,605	15,477 1,727
Dr. David H. Kemp	3,109,605	11,727
Paul M. Pratt, Jr.	3,121,332	0
Melody J. Smiley Pamela J. Stephens	3,106,332 3,111,105	15,000 10,227

Proposal 3. The Company’s shareholders ratified the selection Crowe Horwath LLP as the Company’s independent public accounting firm for 2014. There were no broker non-votes with respect to the proposal.

For	Against	Abstain
3,128,674	5,250	5,227

Proposal 4. The Company’s shareholders approved and adopted the amendment to the Company’s 2007 Omnibus Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under the plan from 1,500,000 to 2,000,000. There were 17,819 broker non-votes with respect to the proposal.

For	Against	Abstain
2,880,401	128,462	112,469

Proposal 5. The Company’s shareholders approved and authorized the board of directors to adjourn the annual meeting to allow time for further solicitation in the event there were insufficient votes present at the annual meeting, in person or by proxy, to approve the Merger Agreement. There were no broker non-votes with respect to the proposal.

For	Against	Abstain
3,066,065	28,750	44,336

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2014

FRANKLIN FINANCIAL NETWORK, INC.

By:	/s/ Sally P. Kimble
Sally P. Kimble
Chief Financial Officer